Exhibit 5.3

To: Guitar Group Limited (the “Company”)

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, which, for the purpose of this opinion only, shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan Region).

We are acting as the PRC counsel of the Company in connection with (a) the proposed public offering (the “Offering”) of ordinary shares of the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “SEC”) in relation to the Offering, and (b) the proposed listing and trading of the Company’s ordinary shares on the NYSE American.

A. Documents and Assumptions

In rendering this Opinion, we have relied upon certain factual statements provided by the Company (collectively the “Documents”) and such certain facts are not independently verified by us. In giving this Opinion, we have made the following assumptions (where applicable) without further enquiry (the “Assumptions”):

(i)	all signatures, seals and chops are genuine, each signature on behalf of a party is that of a person authorized by such party to execute the document, and all Documents submitted to us as originals are authentic, or as certified or photostatic copies conform to the originals;

(ii)	each party to the Documents is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation;

(iii)	all factual statements made to us by the Company in connection with this Opinion are true, correct and complete. Furthermore, the Company has not withheld any information, document, statement or representation that, if disclosed to us, would cause us to alter this Opinion in whole or in part;

(iv)	the accuracy and completeness of all factual matters in the Documents, including representations and warranties made by the parties, and compliance by them with their respective obligations; and

(v)	the Documents remain in full force and effect as of the date of this Opinion, and no amendments, revisions, modifications or other changes have been made with respect to any Document after it was submitted to us for purposes of this Opinion.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Overseas Listing Trial Measures”	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (境内企业境外发行证券和上市管理试行办法) promulgated by the CSRC on February 17, 2023, which became effective on March 31, 2023.
“CSRC”	means the China Securities Regulatory Commission.
“Hong Kong”	means the Hong Kong Special Administrative Region.
“CRM”	means the Cybersecurity Review Measures which became effective on February 15, 2022.
“CAC”	means the Cyberspace Administration of China.
“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.
“Governmental Authority”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC.
“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

C. Opinions

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (the “Overseas Listing Trial Measures”) and relevant five guidelines (collectively, the “New Administrative Rules Regarding Overseas Listings”), which became effective on March 31, 2023. The New Administrative Rules Regarding Overseas Listings refine the regulatory system for domestic company’s overseas offering and listing by subjecting both direct and indirect overseas offering and listing activities to the filing-based administration, and clearly defines the circumstances where provisions for direct and indirect overseas offering and listing apply and relevant regulatory requirements.

According to the Overseas Listing Trial Measures, among other things, a domestic company in the PRC that seeks to offer and list securities on overseas markets shall fulfill the filing procedures with the CSRC as per requirement of the Overseas Listing Trial Measures. Where a domestic company seeks to directly offer and list securities on overseas markets, the issuer shall file with the CSRC. Where a domestic company seeks to indirectly offer and list securities on overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. Initial public offerings or listings on overseas markets shall be filed with the CSRC within 3 working days after the relevant application is submitted overseas. If an issuer offers securities on the same overseas market where it has previously offered and listed securities subsequently, filings shall be made with the CSRC within 3 working days after the offering is completed. Upon occurrence of any material event, such as change of control, investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities, change of listing status or transfer of listing segment, or voluntary or mandatory delisting, after an issuer has offered and listed securities on an overseas market, the issuer shall submit a report thereof to CSRC within 3 working days after the occurrence and public disclosure of such event.

The Overseas Listing Trial Measures also provides that if the issuer both meets the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. If an application for issuance and listing is submitted in accordance with the relevant regulations of a non-domestic (or regional) issuer in overseas markets, and the disclosed risk factors are mainly related to the domestic market, the securities company and the domestic lawyer of the issuer shall, in accordance with the second paragraph of Article 15, follow the principle of substance over form, and conduct a comprehensive argumentation and identification as to whether the issuer falls within the scope of filing.

Based on the facts that:

(i)	As of the date of this legal opinion, the Company does not, directly or indirectly, own or control any entity or subsidiary in Mainland China;

(ii)	The main aspects of the business activities of the Company are not carried out within Mainland China and most of revenues and profits of the Company are generated by subsidiaries outside Mainland China, and the Company has not generated revenues or profits from Mainland China in the most recent accounting year accounts for more than 50% of the corresponding figure in audited consolidated financial statements for the same period;

(iii)	The Company is headquartered in Hong Kong rather than in mainland China, and most of its senior management team are not PRC citizens or have their residence located outside mainland China；

(iv)	The Company does not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in Mainland China;

(v)	The main contents of the risk factors disclosed in Prospectus are not related to the PRC Laws.

In conclusion, we believe that the Company is not subject to the CSRC filing requirement.

As of the date of this legal opinion, we are also in the opinion of that:

(i)	No effective laws or regulations in the PRC explicitly require the Company to seek approval from the CSRC or any other PRC governmental authorities for the Company’s listing plan, nor has the Company received any inquiry, notice, warning or sanctions regarding the planned listing from the CSRC or any other PRC governmental authorities.

(ii)	There are no current PRC laws and regulations (including regulations of the CSRC, or any other government entity) in force explicitly requiring that the Company and its subsidiary obtain permission or approval from PRC authorities to operate business out of mainland China, or to issue securities to foreign investors.

D. Consent

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your PRC counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

This opinion letter relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this opinion letter and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

Although we do not assume any responsibility or liability for the accuracy, completeness or fairness of the statements contained in the Registration Statement, or the Prospectus, to the best of our knowledge after due and reasonable inquiries, nothing has come to our attention that would reasonably cause us to believe that, (A) the Registration Statement (other than the financial statements and related schedules, statistical data and other expertized statements therein, as to which we express no opinion), as of its effective date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (B) the Prospectus (other than the financial statements and related schedules, statistical data and other expertized statements therein, as to which we express no opinion), as of its date and the date hereof, contained or contains any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

/s/ Zhang Boyan
Mr. Zhang Boyan on behalf of
China Commercial Law Firm

Date: November 5, 2026

CHINA COMMERCIAL LAW FIRM

Exchange/+86 755 8302 5555

Fax/+86 755 8302 5058

Http://www.huashang.cn

Add/21-26/F, Hong Kong CTS Tower,No.4011, Shennan Boulevard, Futian District, Shenzhen, P.R.C

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